Exhibit 23.1

• Main Office 133-10 39th Avenue Flushing, ny 11354 Tel. (718) 445-6308 Fax. (718) 445-6760 • california office 36W Bay State Street Alhambra, ca 91801 Tel. (626) 282-1630 Fax. (626) 282-9726	CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this registration statement on Form S-1/A No. 1 of our report dated May 2, 2018 relating to the consolidated financial statements of Helo Corp. (formerly World Technology Corp. and World Media & Technology Corp.) as of December 31, 2017 and 2016, and for the years then ended.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
February 14, 2019